Exhibit 99.1

Advanced Cell Technology Finalizes Two Financings Totaling over $13 million

Proceeds to Accelerate Programs for the Development of Novel Stem Cell Therapies
Directed at a Broad Range of Diseases and Disorders

ALAMEDA, Calif.—(BUSINESS WIRE)—Sept. 8, 2006—Advanced Cell Technology, Inc. (OTCBB:ACTC - News), announced that it closed two financings generating approximately $13 million in cash.

The proceeds will enable continued development of the Company’s proprietary technology platforms, including the recently announced ACTC technique to generate human embryonic stem cell while preserving the donor embryo’s potential for continued development.  Included in ACTC’s priorities for use of proceeds are the three therapeutic programs currently targeted by ACTC for advancement into the human clinical trial phase.  These priorities include therapies for treatment of degenerative eye disease, heart and vascular disease, and technology to regenerate skin damaged by wounds, burns and in surgical procedures.

On September 6, 2006, ACTC closed its previously announced exercise by existing investors of additional investment rights under the Company’s existing debenture financing.  ACTC issued amortizing convertible debentures in the full principal amount of $10,981,250 reflecting a discount rate of 20.3187% for an aggregate cash purchase price of $8,750,000.  In connection with this financing, ACTC has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares of common stock issuable upon conversion of the debentures and the exercise of the warrants.

The Company has also concluded the previously announced repricing of its existing $2.53 warrants.  The warrant repricing transaction resulted in the exercise of warrants for 4,541,672 shares of the Company’s common stock, generating proceeds to ACTC of approximately $4.3 million.  As previously announced, replacement warrants identical in all respects to the exercised warrants, except for an adjusted strike price of $1.60, will be issued to the warrant holders that exercised their warrants in the warrant repricing transaction.

Additional details regarding both of the financings will be included in a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

“These financings demonstrate the confidence our current investors have in ACTC’s research and technology and in our strategic vision to play a leadership role in the field of stem cell-based regenerative medicine,” said William M. Caldwell IV, Chief Executive Officer of Advanced Cell Technology.  “We expect the proceeds generated by these financings will fund preclinical studies and accelerate our progress to commencement of the clinical studies necessary to develop real treatments that tap the amazing promise of stem cell technology.”

ACTC’s timetables for the filing of its IND applications with the FDA are dependent upon the preclinical findings completed thus far and data generated in additional preclinical studies being conducted or planned by the Company.

ACTC will also continue to accelerate development of its proprietary technology platforms, including a method for accelerating the formation of stem cells, and a novel technique to develop new human embryonic stem cell lines while preserving the donor embryo’s potential for normal development and life.

•                  ACTCellerate®:  The Company invented its ACTCellerate® technology platform to speed differentiation of cells from human embryonic stem cells, thereby expanding potential products made from embryonic stem cell technology.

•                  ACTC recently announced a novel technique to generate human embryonic stem cell lines from embryos while fully preserving the embryo’s potential for life and development. In a paper published recently in the peer-reviewed scientific journal “Nature,” ACTC scientists described their technique to generate human embryonic stem cells using a proven single-cell biopsy technique called Preimplantation Genetic Diagnosis (PGD). PGD is a widely used practice used at in vitro fertilization (IVF) clinics to assess the genetic health of preimplantation embryos. To date, more than 1,500 healthy children have been born following the procedure, and live with their families today.

About Advanced Cell Technology, Inc.

Advanced Cell Technology Inc. is a biotechnology company applying embryonic stem cell technology in the emerging field of regenerative medicine. The company operates facilities in Alameda, California and Worcester, Massachusetts. For more information, please visit: www.advancedcell.com. For investor-specific information and resources, visit http://www.trilogy-capital.com/tcp/advanced_cell. To view recent stock quotes and news, visit http://www.trilogy-capital.com/tcp/advanced_cell/quote.html.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions)

should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-QSB for the quarter ended June 30, 2006.

Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change.

Contact:
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Robert Stanislaro, 212-850-5657 (Media)
or
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James Carbonara, 212-825-3210 (Investors)
or
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Trilogy Capital Partners
Paul Karon, 800-592-6067
paul@trilogy-capital.com